Exhibit 99.1

Scripps Networks Interactive Takes Full Ownership of Travel Channel

Company also announces sale of minority stake in Fox Sports South regional sports networks

KNOXVILLE, Tenn. --- Feb. 25, 2016--Scripps Networks Interactive Inc. (NYSE: SNI) has acquired the remaining 35 percent interest in Travel Channel Media from Cox Communications Inc., for $99 million in cash, which includes the value of certain tax benefits. The transaction gives Scripps Networks Interactive full ownership of the fully distributed network in which it originally acquired a controlling interest in 2009.

Separately, Scripps Networks announced the sale of its 7.25 percent ownership interest in Fox-BRV Southern Sports Holdings LLC, comprising the Sports South and Fox Sports Net South regional television networks, to Fox Southern Holdings, Inc., for $225 million in cash.

“Travel Channel is a key asset that presents a great growth opportunity for Scripps Networks Interactive, and one that delivers an increasingly significant contribution to our business. Full ownership of Travel Channel enables us to take maximum advantage of its continued growth as we build value for our shareholders,” said Kenneth W. Lowe, president, chairman and chief executive officer.

The Fox-BRV Southern Sports Holdings transaction closed on February 24, while the Travel Channel transaction closed today (February 25).

Scripps Networks Interactive initially secured a controlling interest in Travel Channel Media from Cox in 2009. Under the terms of that agreement, Scripps Networks Interactive contributed $181 million in cash to its partnership with Cox, and guaranteed $878 million in third-party debt. The agreement announced today effectively values Travel Channel at $1.1 billion including debt and tax benefits.

Launched in 1987, Travel Channel has evolved to become one of America’s best known cable television networks and today reaches about 89 million U.S. television households. The network – the cornerstone of Travel Channel Media – is a multiplatform travel lifestyle brand with the core mission of providing inspiring and compelling programming that takes viewers beyond their everyday destinations, making the unfamiliar familiar, whether it's around the world or around the block.

About Scripps Networks Interactive

Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

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Contact:  Scripps Networks Interactive, Inc.

Investors:  Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media:  Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com